Exhibit 10.1

BlackLine, Inc.

21300 Victory Boulevard, 12th Floor

Woodland Hills, California 91367

March 9, 2026

Engaged Capital, LLC

610 Newport Center Drive, Suite 950

Newport Beach, CA 92660

Attn: Glenn W. Welling

Ladies and Gentlemen:

This letter (this “Agreement”) constitutes the agreement between (a) BlackLine, Inc. (“Company”) and (b) Engaged Capital, LLC (“Engaged Capital”) and each of the other related Persons set forth on the signature pages to this Agreement (collectively with Engaged Capital, the “Engaged Capital Group”). Company and the Engaged Capital Group are collectively referred to as the “Parties.” Unless otherwise defined herein, capitalized terms shall have the meanings given to them in paragraph 16.

1. New Independent Directors.

(a) Appointment. Effective as soon as reasonably practicable following the execution of this Agreement (and in no circumstances later than the second Business Day following the execution of this Agreement), Company’s Board of Directors (the “Board”) and all applicable committees of the Board will take all action necessary (including increasing the size of the Board) to appoint (i) Megan Prichard as a Class II director with a term expiring at Company’s 2027 Annual Meeting of Stockholders (the “2027 Annual Meeting”); and (ii) Storm Duncan as a Class III director with a term expiring at Company’s 2028 Annual Meeting of Stockholders. Ms. Prichard and Mr. Duncan are together referred to as the “New Directors.”

(b) Board Committees.

(i) Concurrently with the appointment of Mr. Duncan to the Board, the Board and the Strategic Committee of the Board (the “Strategic Committee”) shall take all necessary action to reconstitute the Strategic Committee’s membership to comprise Mr. Duncan, Scott Davidson, David Henshall and Gregory Hughes (the “Strategic Committee Members”). If (A) any Strategic Committee Member other than Mr. Duncan or his replacement is unable or unwilling to serve as a member of the Strategic Committee, resigns as a member, is removed as a member or ceases to be a member for any other reason prior to the end of the Restricted Period and (B) the Board wishes to replace such Strategic Committee Member on the Strategic Committee, then Engaged Capital shall be entitled to select, in consultation with Company and as approved by the Board (such approval not to be unreasonably withheld, conditioned, or delayed), a director serving on the Board at the time of such selection (including a Replacement Director (as defined below) appointed pursuant to paragraph 2) to serve on the Strategic Committee as a replacement for such member (the “Replacement Committee Member”). If Mr. Duncan ceases to be a member for any other reason prior to the end of the Restricted Period, then Engaged Capital shall be entitled to select a director serving on the Board at the time of such selection (including a Replacement Director appointed pursuant to paragraph 2) to serve on the Strategic Committee as a replacement for Mr. Duncan. The Strategic Committee shall continue in existence until at least the end of the Restricted Period. The charter of the Strategic Committee shall be in the form attached to this Agreement as Exhibit A (the “Strategic Committee Charter”) and shall not be modified prior to the end of the Restricted Period except with the written consent of Engaged Capital.

(ii) Concurrently with the appointment of Mr. Duncan to the Board, he shall also be appointed to the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) and shall be entitled to serve on such committee at least until the end of the Restricted Period.

(iii) Concurrently with the appointment of Ms. Prichard to the Board, she shall be appointed to each of the Compensation Committee of the Board and Technology and Cybersecurity Committee of the Board, and shall be entitled to serve on such committees at least until the end of the Restricted Period.

(iv) Without limiting the foregoing, the New Directors will be considered for membership on other committees of the Board in the same manner as other independent members of the Board.

(c) Confidentiality. The Engaged Capital Group acknowledges and agrees that the New Directors shall be required to preserve the confidentiality of Company’s information, including any non-public information entrusted to or obtained by any such director by reason of the New Directors’ position as a director of Company. The Engaged Capital Group further acknowledges and agrees that the New Directors shall not share any confidential information about Company with the Engaged Capital Group without the Board’s consent, and no Restricted Person shall seek to obtain any such confidential information.

2. Replacement of the New Directors. During the Restricted Period, if either New Director ceases to be a member of the Board for any reason, and so long as the Engaged Capital Group beneficially owns, and has a Net Long Position in Company of, at least the lesser of (i) 1.0% of Company’s outstanding shares of common stock and (ii) 595,423 shares of Company’s common stock (subject to appropriate adjustment for stock splits, reclassifications, combinations and similar adjustments), then Engaged Capital will have the right to identify (and, subject to the next sentence of this paragraph 2, the Board and all applicable committees thereof will take all action necessary to, within five Business Days, appoint) another person (a “Replacement Director”) to serve as a director in place of such New Director (and, subject to the next sentence of this paragraph 2, the Board will take all action necessary to, within five Business Days, appoint such person so identified to serve as a director in place of such New Director). Any Replacement Director must (a) be reasonably acceptable to the Board (such acceptance not to be unreasonably withheld); (b) be qualified to serve as a member of the Board under all applicable corporate governance policies or guidelines of Company and the Board and applicable legal and regulatory requirements; (c) meet the independence requirements with respect to Company of the listing rules of The Nasdaq Stock Market (“Nasdaq”) and all applicable rules of the Securities and Exchange Commission (the “SEC”); (d) have complied with Company’s procedures for new director candidates (including the full completion of a directors and officers questionnaire, undergoing a customary background check, and participating in interviews with the members of the Nominating Committee and the Board); and (e) not be a current or former principal, employee, Affiliate or Associate of any member of the Engaged Capital Group. In connection with the appointment of any Replacement Director, the Engaged Capital Group will again make, for the benefit of Company, the representation in clause (d) of paragraph 18. Upon becoming a member of the Board, the Replacement Director, as applicable, will succeed to all of the rights and privileges, and will be bound by the terms and conditions, of the New Director that the Replacement Director is replacing under this Agreement. The Engaged Capital Group will notify Company of its collective beneficial ownership of Company’s common stock at the time (if any) that it seeks to exercise its rights with respect to a Replacement Director.

3. Size of the Board. During the Restricted Period, the Board will be comprised of no more than 14 directors.

4. Compliance with Laws and Company Policies. Engaged Capital acknowledges that the New Directors will be governed by the same laws, policies, procedures, processes, codes, rules, standards and guidelines applicable to members of the Board, including Company’s code of conduct, insider trading policy, Regulation FD policy, related party transactions policy and other guidelines, in each case in effect and as amended from time to time.

5. No Fiduciary Restriction. Notwithstanding anything to the contrary in this Agreement, Company and Engaged Capital each acknowledge that the New Directors, during their service as a director of Company, will not be prohibited from acting in their capacity as a director or from complying with their fiduciary duties as a director of Company (including voting on any matter submitted for consideration by the Board, participating in deliberations or discussions of the Board, and making suggestions or raising any issues or recommendations to the Board).

6. Director Benefits. The New Directors will be entitled to the same director benefits as other members of the Board, including (a) compensation for such director’s service as a director and reimbursement of such director’s expenses on the same basis as all other non-employee directors of Company; (b) equity-based compensation grants and other benefits, if any, on the same basis as all other non-employee directors of Company; and (c) the same rights of indemnification and directors’ and officers’ liability insurance coverage as the other non-employee directors of Company as such rights may exist from time to time.

7. Voting Commitment. During the Restricted Period, at each annual or special meeting of Company’s stockholders (including any adjournments, postponements or other delays thereof) or action by written consent, Engaged Capital will cause all Voting Securities (as defined below) that are beneficially owned and entitled to be voted as of the record date for the applicable meeting or action by written consent by any member of the Engaged Capital Group and its Affiliates to be (a) present for quorum purposes, if applicable; and (b) voted or consented (i) in favor of the election of each person nominated by the Board for election as a director; (ii) against any proposals or resolutions to remove any member of the Board; and (iii) in accordance with the recommendation of the Board on all other proposals or business that may be the subject of stockholder action at such meeting or action by written consent. Notwithstanding the foregoing, (A) if Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC

(“Glass Lewis”) recommends a vote inconsistent with the recommendation of the Board at any annual or special meeting of Company’s stockholders or action by written consent with respect to (1) Company’s “say-on-pay” proposal or (2) any other proposal (other than the election or removal of directors), then the members of the Engaged Capital Group and its Affiliates will be permitted to vote or consent in accordance with the recommendation of ISS or Glass Lewis; and (B) the members of the Engaged Capital Group and its Affiliates will be permitted to vote in their sole discretion on any proposals related to (x) an Extraordinary Transaction (as defined below) and (y) the declassification of the Board.

8. Standstill. During the Restricted Period, Engaged Capital will not, and will cause the other Restricted Persons not to, in any way, directly or indirectly (in each case, except as expressly permitted by this Agreement), without the prior written consent of the Board:

(a) with respect to Company or the Voting Securities, (i) participate in or knowingly encourage any “solicitation” (as such term is used in the proxy rules of the SEC, including any solicitations of the type contemplated by Rule 14a-2(b) promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”)) of proxies or consents with respect to the election or removal of directors or any other matter or proposal; (ii) become a “participant” (as such term is used in the proxy rules of the SEC) in any such solicitation of proxies or consents; (iii) knowingly seek to advise, encourage or influence any Third Party (as defined below), or knowingly assist any Third Party in so encouraging, advising or influencing any Third Party, with respect to the giving or withholding of any proxy, consent or other authority to vote or act (other than such encouragement, advice or influence that is consistent with the Board’s recommendation in connection with such matter or, in a private manner and without limiting paragraph 8(g)(iv)(B), with respect to a matter for which the members of the Engaged Capital Group retain voting discretion pursuant to paragraph 7, if applicable); or (iv) initiate, knowingly encourage or participate in, directly or indirectly, any “vote no,” “withhold” or similar campaign;

(b) initiate, propose or otherwise “solicit” (as such term is used in the proxy rules of the SEC, including any solicitations of the type contemplated by Rule 14a-2(b) promulgated under the Exchange Act) Company’s stockholders for the approval of any shareholder proposal, whether made pursuant to Rule 14a-4 or Rule 14a-8 promulgated under the Exchange Act, or otherwise, or knowingly cause or encourage any Third Party to initiate or submit any such shareholder proposal;

(c) with respect to Company or the Voting Securities, (i) communicate with Company’s stockholders or others pursuant to Rule 14a-1(l)(2)(iv)(A) promulgated under the Exchange Act (other than, in a private manner and without limiting paragraph 8(g)(iv)(B), with respect to a matter for which the members of the Engaged Capital Group retain voting discretion pursuant to paragraph 7); (ii) participate in, or take any action pursuant to, or knowingly encourage any Third Party to take any action pursuant to, any type of “proxy access”; or (iii) conduct any nonbinding referendum or hold a “stockholder forum”;

(d) (i) seek, alone or in concert with others, election or appointment to, or representation on, the Board; (ii) nominate or propose the nomination of, or recommend the nomination of, or knowingly encourage any Third Party to nominate or propose the nomination of or recommend the nomination of, any candidate to the Board; or (iii) seek, alone or in concert with others, or knowingly encourage any Third Party to seek, the removal of any member of the Board;

(e) (i) call or seek to call a special meeting of stockholders, or knowingly encourage any Third Party to call a special meeting of stockholders; (ii) act or seek to act by written consent of stockholders; or (iii) make a request for any stockholder list or other records of Company;

(f) other than solely with other Restricted Persons with respect to Voting Securities now or subsequently owned by them, (i) form, join (whether or not in writing), knowingly encourage, influence or advise, or participate in a partnership, limited partnership, syndicate or other group, including a “group” as defined pursuant to Section 13(d) of the Exchange Act, with respect to any Voting Securities; (ii) deposit any Voting Securities into a voting trust, arrangement or agreement; or (iii) subject any Voting Securities to any voting trust, arrangement or agreement (in each case of clauses (ii) and (iii), other than (A) granting any proxy, consent or other authority to vote in any solicitation approved by the Board; (B) granting any proxy, consent or other authority to vote in any solicitation in connection with any matter for which the members of the Engaged Capital Group retain voting discretion pursuant to paragraph 7; (C) customary brokerage account, prime brokerage accounts and similar accounts; or (D) otherwise in accordance with this Agreement);

(g) (i) make any offer or proposal (with or without conditions) with respect to any tender offer, exchange offer, merger, amalgamation, consolidation, acquisition, business combination, recapitalization, consolidation, restructuring, liquidation, dissolution or similar extraordinary transaction involving Company, any of its subsidiaries or any of their respective securities or assets (each, an “Extraordinary Transaction”) and any Restricted Person; (ii) knowingly solicit any Person not a party to this Agreement (a “Third Party”) to, on an unsolicited basis, make an offer or proposal (with or without conditions) with respect to any Extraordinary Transaction, or knowingly encourage, initiate or support the making of such an offer or proposal; (iii) participate in any way in, either alone or in concert with others, any Extraordinary Transaction; or (iv) prior to Company announcing an Extraordinary Transaction, publicly comment on any proposal or process regarding any Extraordinary Transaction (it being understood that this clause (g) will not restrict any Restricted Person from (A) having ordinary-course-of-business discussions with current or potential investors in Company that would not otherwise violate this Agreement; (B) publicly supporting or opposing an Extraordinary Transaction involving any Third Party after Company has announced such Extraordinary Transaction; or (C) tendering shares, receiving payment for shares or otherwise participating in any such Extraordinary Transaction on the same basis as other stockholders of Company);

(h) make any public proposal or request that constitutes, or make any public statement (subject to paragraph 8(g)(iv)(B)) regarding: (i) controlling, changing or influencing the Board or management of Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board; (ii) controlling, changing or influencing the capitalization, stock repurchase programs and practices, capital allocation programs and practices, or dividend policy of Company; (iii) controlling, changing or influencing Company’s management, business or corporate structure; (iv) seeking to have Company waive or make amendments or modifications to its certificate of incorporation or bylaws; (v) causing a class of securities of Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (vi) causing a class of securities of Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(i) sell, offer or agree to sell to any Third Party, through swap or hedging transactions, derivative agreements or otherwise, any voting rights decoupled from the underlying Voting Securities;

(j) engage in any short sale or similar transaction with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the securities of Company (it being understood that the restrictions in this clause (j) will not apply to the sale of put options or other option-related contracts) to the extent that, after such short sale or similar transaction, the members of the Engaged Capital Group no longer have a Net Long Position in Company;

(k) other than through non-public communications that would not reasonably be expected to trigger public disclosure obligations for any Party, make or disclose any statement regarding any intent, purpose, plan or proposal with respect to the Board, Company or its management, policies, affairs or assets, or the Voting Securities or this Agreement, that is inconsistent with the provisions of this Agreement, including any intent, purpose, plan or proposal that is conditioned on, or that would require, the waiver, amendment, nullification or invalidation of any provision of this Agreement, or take any action that could require Company to make any public disclosure relating to any such intent, purpose, plan, proposal or condition, it being understood that this clause (k) will not restrict the ability of any Restricted Person to publicly comment on any proposal regarding any Extraordinary Transaction by a Third Party after Company has announced such Extraordinary Transaction;

(l) other than with other Restricted Persons, enter into any negotiations, agreements (whether written or oral), arrangements or understandings with, or advise, finance, knowingly assist or encourage, any Third Party to take any action that the Restricted Persons are prohibited from taking pursuant to this Agreement; or

(m) acquire, offer, agree or propose to acquire, whether by purchase, tender or exchange offer, through the acquisition of control of a Third Party, by joining a partnership, limited partnership, syndicate or other group (including a “group” as defined pursuant to Section 13(d) of the Exchange Act), through swap or hedging transactions, or otherwise, or direct any Third Party in the acquisition of, any securities of Company or any rights decoupled from the underlying securities of Company that would result in the Engaged Capital Group in the aggregate owning, controlling or otherwise having any beneficial ownership interest of 9.9% or more of the then-outstanding Voting Securities.

Notwithstanding anything in this Agreement to the contrary, nothing in this paragraph 8 shall be deemed to prohibit or restrict any member of the Engaged Capital Group or any Restricted Person from (i) communicating privately with the Board or Company’s Chief Executive Officer, Chief Financial Officer, Head of Investor Relations or General Counsel (and any other member of management that the Chief Executive Officer, Chief Financial Officer,

Head of Investor Relations or General Counsel authorizes the Engaged Capital Group to privately communicate with) regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure by Company, the Engaged Capital Group or any other Person; (ii) communicating privately with stockholders of Company and others in a manner that does not otherwise violate this Agreement; (iii) making any public disclosure necessary to comply with any Legal Requirement (as defined below) so long as such Legal Requirement did not result from any violation of this Agreement or other voluntary action by any member of the Engaged Capital Group; (iv) exchanging, tendering or otherwise participating in any tender or exchange offer or Company stock repurchase program with respect to Company’s common stock, whether or not such transaction constitutes an Extraordinary Transaction, on the same basis as the other stockholders of Company; or (v) commencing on the date that is 45 days prior to the deadline for the submission of stockholder nominations of directors and business proposals for the 2027 Annual Meeting, taking actions in furtherance of identifying director candidates in connection with the 2027 Annual Meeting so long as such actions do not create a public disclosure obligation for any member of the Engaged Capital Group, any Restricted Person or Company and are undertaken on a basis reasonably designed to be confidential and in accordance in all material respects with Engaged Capital’s normal practices in the circumstances.

9. Ownership Information. During the Restricted Period, upon written request from Company, the Engaged Capital Group shall promptly provide Company with information regarding the amount of the securities of Company then beneficially owned (including notional shares associated with any derivatives or synthetic positions, and the Net Long Position in Company of the Engaged Capital Group) by the Engaged Capital Group. Such written request may be made by Company no more than once per month and the information provided to Company in response shall be kept strictly confidential unless required to be disclosed pursuant to law, the rules of any stock exchange or any Legal Requirement.

10. Withdrawal of Nominations. The Engaged Capital Group agrees that automatically and without any additional action by any Party, upon the execution of this Agreement by all of the Parties, Engaged Capital Flagship Master Fund, LP will be deemed to have irrevocably withdrawn its nomination of candidates for election as directors of Company set forth in its letter to Company dated February 2, 2026.

11. No Litigation.

(a) Each Party agrees that, during the Restricted Period, it shall not, and shall not permit any of its Affiliates or representatives acting on its behalf to, directly or indirectly, alone or in concert with others, pursue or assist any other Person to threaten or initiate any lawsuit, claim, action or proceeding before any court or government or self-regulatory agency (each, a “Legal Proceeding”) against the other Party, any Affiliate of the other Party, or any of its or their respective current or former directors or officers (solely in connection with their service in such capacities).

(b) The restrictions set forth in paragraph 11(a) shall not apply to (i) any Legal Proceeding initiated primarily to remedy a breach of or to enforce this Agreement; (ii) counterclaims with respect to any proceeding initiated by or on behalf of one Party or its Affiliates against the other Party or its Affiliates; or (iii) ordinary-course commercial claims. Further, paragraph 11(a) shall not prevent any Party or any of its Affiliates or representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, on behalf of or at the suggestion of such Party, its Affiliates or any of its representatives, provided, however, that in the event any Party, its Affiliates or any of its representatives receives such Legal Requirement, such Party shall give prompt written notice of such Legal Requirement to the other Party (except where such notice would be legally prohibited or not practicable). Notwithstanding anything to the contrary herein, this paragraph 11 shall not prohibit the Engaged Capital Group or its Affiliates or representatives from (x) exercising statutory appraisal rights, if any, with respect to Company, or (y) being included as a class member in a class action proceeding commenced and maintained by Persons other than any member of the Engaged Capital Group or their Affiliates (and without any encouragement or support provided by any member of the Engaged Capital Group or their Affiliates). Each Party represents and warrants that neither it nor any assignee of such Party has filed or initiated any Legal Proceeding against or otherwise pertaining to the other Party.

12. Non-Disparagement. Subject to applicable law, each of the Parties covenants and agrees that, during the Restricted Period or, if earlier, until such time as the other Party, its Affiliates or any of its representatives acting on its behalf shall have breached this paragraph 12 in a material respect, neither Party, its Affiliates nor any of its representatives acting on its behalf shall make, or cause to be made, by press release or other public statement to the press or media, any public statement that constitutes an ad hominem attack or disparages, calls into disrepute or otherwise defames or slanders the other Party or the business of such Party, the other Party’s current or former directors (including, with respect to Company, the New Directors), officers or employees (in each case solely in connection with their service in such capacities), the other Party’s subsidiaries or the business of those subsidiaries. The foregoing shall not prevent the making of any factual statement in connection with any compelled testimony or production of information by Legal Requirement.

13. Compliance with this Agreement. Engaged Capital will cause the Restricted Persons to comply with the terms of this Agreement and will be responsible for any breach of the terms of this Agreement by any Restricted Person (even if such Restricted Person is not a party to this Agreement).

14. Expense Reimbursement. Within five Business Days of the receipt of appropriate documentation therefor, Company will reimburse the Engaged Capital Group for its reasonable and documented out-of-pocket expenses incurred by the Engaged Capital Group in connection with its investment in Company, nomination of director candidates, Company’s 2026 annual meeting of stockholders (the “2026 Annual Meeting”), the negotiation and execution of this Agreement and related matters, up to an amount agreed with Company. Except as set forth in the preceding sentence, all fees, costs and expenses incurred in connection with this Agreement will be paid by the Person incurring such fee, cost or expense.

15. Public Disclosure.

(a) Press Release. No later than 6:00 a.m., Pacific time, on March 10, 2026, Company and Engaged Capital will issue a joint press release in the form attached as Exhibit B (the “Press Release”). Neither Company nor the members of the Engaged Capital Group will make any public statements with respect to the matters covered by this Agreement or in any other filing with the SEC, any other regulatory or governmental agency, any stock exchange or in any materials that would reasonably be expected to be filed with the SEC that are inconsistent with, or otherwise contrary to, the statements in the Press Release or this Agreement.

(b) Form 8-K. Company will promptly prepare and file (but not before the issuance of the Press Release) with the SEC a Current Report on Form 8-K (the “Form 8-K”) reporting the entry into this Agreement. All disclosure in the Form 8-K will be consistent with this Agreement. Company will provide Engaged Capital and its counsel with a reasonable opportunity to review and comment on the Form 8-K prior to filing, and will consider in good faith any changes proposed by Engaged Capital or its counsel. The Form 8-K will include this Agreement as an exhibit.

16. Definitions. As used in this Agreement, the term (a) “Person” will be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure; (b) “Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and will include Persons who become Affiliates of any Person after the date of this Agreement; provided, however, that this term shall not include any publicly-traded portfolio company of the Engaged Capital Group and shall refer only to Affiliates controlled by Company or the members of the Engaged Capital Group, as applicable; provided, further, that for purposes of this Agreement, the members of the Engaged Capital Group shall not be Affiliates of Company and Company shall not be an Affiliate of the members of the Engaged Capital Group; (c) “Associate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and will include Persons who become Associates of any Person after the date of this Agreement, but will exclude any Person not controlled by or under common control with the related Person; provided, that, for the avoidance of doubt, for purposes of this Agreement, the members of the Engaged Capital Group shall not be Associates of Company and Company shall not be an Associate of the members of the Engaged Capital Group; (d) “beneficially own,” “beneficially owned” and “beneficial ownership” has the meaning set forth in Rule 13d-3 and Rule 13d-5(b)(1) promulgated under the Exchange Act; (e) “Business Day” means any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of San Francisco is closed; (f) “Net Long Position” has the meaning set forth in Rule 14e-4 under the Exchange Act; (g) “Restricted Period” means the period from the date of this Agreement until the earlier to occur of (1) 11:59 p.m., Pacific time, on the day that is 30 days prior to the deadline for the submission of stockholder nominations of directors and business proposals for the 2027 Annual Meeting and (2) 11:59 p.m., Pacific time, on the day that is 120 days prior to the first anniversary of the 2026 Annual Meeting (it being understood that Company shall be required to give sufficient advance written notice to Engaged Capital in the event Company determines to advance or delay the date of the 2027 Annual Meeting, so that the Engaged Capital Group will continue to have no less than 30 calendar days to nominate at such meeting); (h) “Restricted Persons” means the members of the Engaged Capital Group and the principals, directors, general partners, officers, employees, Affiliates and Associates of each member of the Engaged Capital Group, and any agents or representatives of any member of the Engaged Capital Group acting on behalf of or at the direction of any member of the Engaged Capital Group; and (h) “Voting Securities” means the shares of Company’s common stock and any other securities of Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies, including any shares associated with any derivatives or synthetic positions.

17. Interpretations. The words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation.” Unless the context requires otherwise, “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to in this Agreement means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented. The measure of a period of one month or year for purposes of this Agreement will be the day of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual day of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1).

18. Representations of the Engaged Capital Group. Each member of the Engaged Capital Group, severally and not jointly, represents and covenants that: (a) its authorized signatory set forth on the signature page to this Agreement has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind such member; (b) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of such member, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) this Agreement does not and will not violate any law, any order of any court or other agency of government, its organizational documents or any provision of any agreement or other instrument to which it or any of its properties or assets is bound, or conflict with, result in a material breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument to which Engaged Capital or any member of the Engaged Capital Group are bound, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever; (d) it has not, and no other member of the Engaged Capital Group has, directly or indirectly, compensated or entered into any agreement, arrangement or understanding to compensate and will not compensate or enter into any agreement, arrangement or understanding to compensate the New Directors, or any person for his or her service as a director of Company; (e) it is the beneficial owner of the securities of Company set forth on Exhibit C; and (f) as of the date of this Agreement, it does not have, and does not have any right to acquire, any interest in any indebtedness or other securities of Company, including derivates or synthetic positions, except as otherwise previously disclosed to Company.

19. Representations of Company. Company represents that this Agreement: (a) has been duly authorized, executed and delivered by it and is a valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (b) does not require the approval of the stockholders of Company; (c) does not and will not violate any law, any order of any court or other agency of government, Company’s certificate of incorporation or bylaws, each as amended from time to time, or any provision of any agreement or other instrument to which Company or any of its properties or assets is bound, or conflict with, result in a material breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument to which Company is bound, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever; and (d) Company has not taken any actions with respect to any matters related to this Agreement that require disclosure on a Current Report on Form 8-K prior to the date of this Agreement that have not previously been disclosed to Engaged Capital.

20. Specific Performance. Each Party acknowledges and agrees that money damages would not be a sufficient remedy for any breach (or threatened breach) of this Agreement by it and that, in the event of any breach or threatened breach of this Agreement, (a) the Party seeking specific performance will be entitled to injunctive and other equitable relief, without proof of actual damages; (b) the Party against whom specific performance is sought will not plead in defense that there would be an adequate remedy at law; and (c) the Party against whom specific performance is sought agrees to waive any applicable right or requirement that a bond be posted. Such remedies will not be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies available at law or in equity.

21. Entire Agreement; Binding Nature; Assignment; Waiver. This Agreement constitutes the only agreement between the Parties with respect to the subject matter of this Agreement and it supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. This Agreement binds, and will inure to the benefit of, the Parties and their respective successors and permitted assigns. No Party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the other Party. Any purported transfer requiring consent without such consent is void. No amendment, modification, supplement or waiver of any provision of this Agreement will be effective unless it is in writing and signed by the affected Party, and then only in the specific instance and for the specific purpose stated in such writing. Any waiver by any Party of a breach of any provision of this Agreement will not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that Party of the right to insist upon strict adherence to that term or any other term of this Agreement in the future.

22. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, then the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement that is held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable, and this Agreement will otherwise be construed so as to effectuate the original intention of the Parties reflected in this Agreement. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

23. Governing Law; Forum. This Agreement is governed by and will be construed in accordance with the laws of the State of Delaware. Each of the Parties (a) irrevocably and unconditionally consents to the exclusive personal jurisdiction and venue of the Court of Chancery of the State of Delaware and any appellate court thereof (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware and any appellate court thereof will have exclusive personal jurisdiction); (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it will not bring any action relating to this Agreement or otherwise in any court other than the such courts; and (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum. The Parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in paragraph 26 or in such other manner as may be permitted by applicable law, will be valid and sufficient service thereof.

24. Waiver of Jury Trial. EACH OF THE PARTIES, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY OF THEM. No Party will seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

25. Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not enforceable by any other Person.

26. Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly delivered and received (a) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (b) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (c) immediately upon delivery by hand; or (d) on the date sent by email (except that notice given by email will not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this paragraph 26 or (ii) the receiving Party delivers a written confirmation of receipt of such notice either by email or any other method described in this paragraph 26 (excluding “out of office” or other automated replies)). The addresses for such communications are as follows. At any time, any Party may, by notice given to the other Parties in accordance with this paragraph 26, provide updated information for notices pursuant to this Agreement.

If to Company:

Blackline, Inc.

21300 Victory Boulevard, 12th Floor

Woodland Hills, California 91367

Attn: Karole Morgan-Prager

Email: ***

with a copy (which will not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

Attn:  Martin W. Korman

 Katherine A. Martin

 Rich Mullen

 Douglas K. Schnell

 Lisa L. Stimmell

Email:  ***

 ***

 ***

 ***

 ***

If to any member of the Engaged Capital Group:

Engaged Capital, LLC

610 Newport Center Drive, Suite 950

Newport Beach, CA 92660

Attn:  Glenn W. Welling

Email:  ***

with a copy (which will not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, NY 10019

Attn:  Ryan Nebel

 Ian Engoron

Email:  ***

 ***

27. Representation by Counsel. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts of this Agreement exchanged among the Parties will be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is expressly waived by each of the Parties, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation.

28. Counterparts. This Agreement and any amendments to this Agreement may be executed in one or more textually-identical counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail or by an electronic signature service (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

29. Headings. The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

30. Termination. Unless otherwise mutually agreed in writing by each Party, this Agreement shall terminate upon the expiration of the Restricted Period. Notwithstanding the foregoing, paragraphs 14, 16, 17 and 20 through and including 30 shall survive the termination of this Agreement. No termination of this Agreement shall relieve any Party from liability for any breach of this Agreement prior to such termination.

[Signature page follows.]

Very truly yours,

BLACKLINE, INC.

By:	/s/ David Henshall
Name: David Henshall
Title: Lead Independent Director

ACCEPTED AND AGREED as of the date written above:

ENGAGED CAPITAL FLAGSHIP MASTER FUND, LP
By:	Engaged Capital, LLC
General Partner

By:	/s/ Glenn W. Welling
Name: Glenn W. Welling
Title: Founder and Chief Investment Officer

ENGAGED CAPITAL, LLC

By:	/s/ Glenn W. Welling
Name: Glenn W. Welling
Title: Founder and Chief Investment Officer

ENGAGED CAPITAL HOLDINGS, LLC

By:	/s/ Glenn W. Welling
Name: Glenn W. Welling
Title: Sole Member

GLENN W. WELLING

/s/ Glenn W. Welling

[Signature Page to Letter Agreement]

EXHIBIT A

Strategic Committee Charter

BLACKLINE, INC.

CHARTER FOR THE STRATEGIC COMMITTEE

OF THE BOARD OF DIRECTORS

OF

BLACKLINE, INC.

1. PURPOSE

The Strategic Committee (the “Committee”) is a committee of convenience of the Board of Directors (the “Board”) of BlackLine, Inc. (the “Company”). The purpose of the Committee is to:

(a) evaluate, consider, and review the Company’s stockholder engagement plan, strategies, and related matters (“Stockholder Engagement Matters”) and, as appropriate, recommend to the Board for approval corporate actions and other matters with respect to Stockholder Engagement Matters and to take such other actions with respect to such Stockholder Engagement Matters as the Committee may deem necessary, appropriate, desirable, useful, helpful, or convenient in connection therewith or that may be incidental or ancillary to the power and authorities delegated to the Committee by the Board; and

(b) explore, evaluate, consider, review, negotiate and, as appropriate, recommend to the Board for approval a potential business combination transaction or other similar strategic transaction involving the Company (together with any alternatives thereto, a “Potential Transaction”), and to take such other actions with respect to a Potential Transaction as the Committee may deem necessary, appropriate, desirable, useful, helpful or convenient in connection with a Potential Transaction or that may be incidental or ancillary to the power and authorities delegated to the Committee by the Board.

Notwithstanding anything to the contrary in this charter, the Committee shall not have any power or authority to cause the Company or any other person to enter into any definitive agreement providing for a Potential Transaction (which power and authority, for the avoidance of doubt, shall be exclusively retained by the Board).

2. MEMBERSHIP

(a) Composition. The Committee members will be appointed by, and will serve at the discretion of, the Board. The Committee has the authority to designate its own Chairperson.

(b) Meetings. The Committee will establish its own meeting schedule. The Committee may meet with any officer, employee or other person in executive session as it deems advisable.

The Committee may invite to its meetings other directors, members of management, advisors and such other persons as the Committee determines is appropriate.

The Committee will maintain written minutes of its meetings, which will be filed with the Board meeting minutes. The Committee may act by unanimous written consent (which may include electronic consent), and copies of any actions taken by written consent will be filed in the minute book. The Committee will regularly report to the Board from time to time as to material developments.

3. RESPONSIBILITIES AND DUTIES

The duties and responsibilities of the Committee shall include the following, along with any other matters that the Board may delegate to the Committee from time to time:

(a) To evaluate, consider, and review Stockholder Engagement Matters;

(b) As appropriate, to recommend to the Board for approval corporate actions and other matters with respect to Stockholder Engagement Matters;

(c) To supervise, authorize, and direct any discussions with stockholders and other third parties, as applicable, in connection with Stockholder Engagement Matters, and supervise, authorize, and direct the Company’s management and the Company’s and the Board’s counsel, financial advisors and other advisors, consultants, agents, designees, and other representatives in connection with any such discussions;

(d) To take or approve any and all actions the Committee may deem necessary, appropriate, desirable, useful, helpful or convenient in connection with Stockholder Engagement Matters, or that may be incidental or ancillary to the power and authorities delegated to the Committee by the Board;

(e) To explore, evaluate and consider potential counterparties to a Potential Transaction, and to authorize and direct the Company’s management and counsel, advisors, consultants, agents, designees, and other representatives to engage in discussions and negotiations regarding a Potential Transaction with potential counterparties;

(f) To explore, evaluate, consider, review, negotiate, and, as appropriate, recommend to the Board for approval the terms and conditions of a Potential Transaction;

(g) To supervise and direct discussions and negotiations, and authorize and direct the Company’s management and the Company’s and the Board’s counsel, financial advisors and other advisors, consultants, agents, designees, and other representatives to engage in discussions and negotiations, in connection with a Potential Transaction and any proposal in connection therewith, including with respect to definitive agreements, letter of intents, term sheets, exclusivity agreements, or other agreement relating to or in connection with a Potential Transaction; and

(h) To take or approve any and all actions that the Committee may deem necessary, appropriate, desirable, useful, helpful or convenient in connection with a Potential Transaction or that may be incidental or ancillary to the power and authorities delegated to the Committee by the Board, including the power and authority to cause the Company to adopt any long range plan or assessment of the value of the Company.

The Committee is empowered to seek assistance from the officers, employees, counsel, advisors, consultants, agents, designees and other representatives of the Company, each of whom is hereby directed to cooperate with and provide assistance to the Committee and its members, counsel, financial advisors and other advisors, consultants, agents, designees and other representatives, to take direction from the Committee and to provide the Committee and its counsel, advisors, consultants, agents, designees and other representatives with such information and materials, including the books, records, projections and financial statements of the Company, as such persons may request.

The Committee is authorized and empowered to engage, oversee, terminate, pay and direct any counsel, financial advisors and other advisors, consultants, agents, designees and other representatives on behalf of the Company, as may be advisable to assist and advise it in performing its responsibilities and duties as delegated by the Board.

The Company will provide the Committee with appropriate funding, as the Committee determines, for the payment of compensation to any counsel, financial advisors and other advisors, consultants, agents, designees and other representatives, on behalf of the Company or the Committee, as the Committee deems appropriate, and administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

4. DELEGATION

The Committee may delegate authority to one or more directors or subcommittees or to members of management, to the extent permitted by applicable law and as the Committee deems appropriate. If designated, any subcommittee or other individuals, as applicable, will establish its own schedule and maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

5. REIMBURSEMENT OF EXPENSES

Members of the Committee shall be reimbursed for any out-of-pocket expenses incurred by such member in connection with such member’s service on the Committee in accordance with the Company’s usual practice.

EXHIBIT B

Form of Press Release

BlackLine Reaches Agreement with Engaged Capital and Strengthens Board with Addition of Two Independent Directors

LOS ANGELES, CA, March 10, 2026 – BlackLine, Inc. (Nasdaq: BL) (“BlackLine” or the “Company”) today announced that it has appointed Storm Duncan and Megan Prichard to BlackLine’s Board of Directors in connection with a cooperation agreement with Engaged Capital, LLC (“Engaged Capital”). Mr. Duncan will also be appointed to the Board’s Strategic Committee, along with current director Scott Davidson.

David Henshall, BlackLine’s Lead Independent Director and Chair of the Board’s Strategic Committee, said, “We are pleased to welcome Storm and Megan to the Board and appreciate the role Engaged Capital played in this process. Storm’s skillset will be additive to the Board’s Strategic Committee which has been, and continues to be, empowered to evaluate strategic transactions involving the Company. Megan brings significant experience working with companies in disruptive technologies and high-growth industries. When coupled with the significant refreshment that the Board has undergone in the past two years, it is clear that our focus as a Board is on working constructively with stockholders to drive value.”

Owen Ryan, BlackLine’s Chairman and CEO commented, “We are laser focused on delivering against our plan and our strategic initiatives to drive performance. BlackLine is executing against a clear strategy, with revenue growth projected to accelerate to a range of 9.1% to 9.6% in 2026 following record bookings in 2025 and non-GAAP operating margins increasing by nearly 6% in the past two years. Additionally, we have seen our industry-leading AI tool, BlackLine Verity, gain traction, with customer adoption increasing 50% between the third and fourth quarters of 2025. We recognize that we have further to go, but the progress realized over the past few years and our focus on bringing our AI capabilities to our customers puts BlackLine in a strong position.”

Glenn W. Welling, Founder and Chief Investment Officer of Engaged Capital, added, “We are pleased to have worked collaboratively with the Board on these appointments and the improvements to the Company’s governance. Storm has decades of experience in technology M&A and brings invaluable experience and independence to the Board and the Strategic Committee. Megan’s experience working in industries with disruptive technology and AI will also add a valuable, independent perspective as BlackLine navigates the current market environment to maximize value for all stockholders. We appreciate BlackLine’s responsiveness to stockholder perspectives and the BlackLine Board’s commitment to acting in stockholders’ best interests.”

The complete cooperation agreement will be filed by the Company with the U.S. Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K.

Morgan Stanley is serving as financial advisor to BlackLine and Wilson Sonsini Goodrich & Rosati, Professional Corporation is serving as BlackLine’s legal advisor. Longacre Square Partners LLC is serving as strategic advisor to Engaged Capital and Olshan Frome Wolosky LLP is serving as legal advisor to Engaged Capital.

About Storm Duncan

Storm Duncan brings three decades of experience in the technology industry, including deep M&A expertise and operational leadership as a technology company CEO. He is the Founder and Chief Executive Officer of Ignatious, a leading technology-focused M&A advisory firm specializing in artificial intelligence and software. Prior to founding Ignatious, he served as Global Head of Technology M&A at Jefferies, and as Global Head of Technology M&A at Credit Suisse. During his career, he has advised on landmark transactions across the software and internet sectors, including Google’s acquisitions of YouTube and DoubleClick, the sale of Tinder to Match, and on the sale of MySQL to Sun, and of Sun to Oracle amongst many others. He has also served as CEO of multiple technology companies, leading technology development and operations, and as a board member, investor, or strategic advisor to numerous software and AI companies including Automatic (sold to SiriusXM), Dataminr, Fieldguide, Gecko Robotics, Guideline (sold to Gusto), Sundrop (sold to Mercury), Worldcoin, and You.com.

About Megan Prichard

Megan Prichard brings significant experience working with companies in disruptive technologies and high-growth industries. Ms. Prichard currently works at Uber in their Global Premium and New Verticals business. Prior to this role, she held various other responsibilities at Uber including the Head of US Mobility, Head of Product Launch Operations and General Manager, Uber Air, Regional General Manager, West JUMP Scooters, and General Manager, Uber West Rides. Between her various roles at Uber, Prichard worked as the Vice President of Commercialization at General Motors’ self-driving vehicle subsidiary Cruise and as Global Head of Autonomous Ridesharing at Ford. Before her work in alternative transportation, she worked in consulting at McKinsey & Company. She also founded JustMovedHere.com, a social networking and city guide website designed to facilitate the moving process.

About BlackLine

BlackLine (Nasdaq: BL), the future-ready platform for the Office of the CFO, drives digital finance transformation by empowering organizations with accurate, efficient, and intelligent financial operations. Built on the Studio360 platform, BlackLine unifies data, streamlines processes, and delivers real-time insights through automation and intelligence powered by Verity - a comprehensive suite of embedded, auditable AI capabilities that provides finance and accounting teams with a new digital workforce.

With a proven, collaborative approach and a track record of innovation supported by industry-leading R&D investment and world-class security practices, more than 4,300 customers across multiple industries partner with BlackLine to lead their organizations into the future.

For more information, please visit blackline.com.

About Engaged Capital

Engaged Capital, LLC is an investment advisor with a private equity-like investing style in the U.S. public equity markets. Engaged Capital seeks to help build sustainable businesses that create long-term stockholder value by engaging with and bringing an owner’s perspective to the managements and boards of undervalued public companies and working with them to unlock the embedded value within their businesses. Engaged Capital focuses on delivering superior, long-term, risk-adjusted returns for its limited partners. Engaged Capital was established in 2012 and is based in Newport Beach, California. Learn more at www.engagedcapital.com.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential,” “would,” “continue,” “ongoing” or the negative of these terms or other comparable terminology. Forward-looking statements in this communication include, but are not limited to, statements regarding the activities of the Strategic Committee and any actions undertaken by that committee, and regarding BlackLine’s strategy and execution.

Any forward-looking statements contained in this communication are based upon BlackLine’s historical performance and its current plans, estimates and expectations and are not a representation that such plans, estimates or expectations will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith beliefs and assumptions as of that time with respect to future events, and are subject to risks and uncertainties. If any of these risks or uncertainties materialize or if any assumptions prove incorrect, actual performance or results may differ materially from those expressed in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to BlackLine’s ability to attract new customers and expand sales to existing customers; the extent to which customers renew their subscription agreements or increase the number of users; the impact of current and future economic uncertainty and other unfavorable conditions in BlackLine’s industry or the global economy; BlackLine’s ability to manage growth and scale effectively, including entry into new geographies; BlackLine’s ability to provide successful enhancements, new features and modifications to its software solutions; BlackLine’s ability to develop new products and software solutions and the success of any new product and service introductions; BlackLine’s ability to effectively incorporate artificial intelligence and machine learning technologies (AI/ML) into its platform and business and the potential reputational harm or legal liability that may result from the use of AI/ML solutions and features; the success of BlackLine’s strategic relationships with technology vendors and business process outsourcers, channel partners and alliance partners; any breaches of BlackLine’s security measures; a disruption in BlackLine’s hosting network infrastructure; costs and reputational harm that could result from defects in BlackLine’s solution; the loss of any key employees; demand for BlackLine’s software in the United States, Europe, Asia Pacific, and Latin America; BlackLine’s ability to compete as the financial close management provider for organizations of all sizes; the timing and success of solutions offered by competitors, including competitors’ ability to incorporate AI/ML into products and offerings more quickly or successfully; changes in the proportion of BlackLine’s customer base that is comprised of enterprise or mid-sized organizations; BlackLine’s ability to expand and effectively manage its sales teams and their performance and productivity; fluctuations in BlackLine’s financial results due to long and increasingly variable sales cycles, failure to protect BlackLine’s intellectual property; BlackLine’s ability to integrate acquired businesses and technologies successfully or achieve the expected benefits of such transactions; unpredictable and uncertain macro and regional economic conditions; seasonality; changes in current tax or accounting rules; cyber attacks and the risk that BlackLine’s security measures may not be sufficient to secure its customer or confidential data adequately; acts of terrorism or other vandalism, war or natural disasters; the impact of any determination of deficiencies or weaknesses in BlackLine’s internal controls and processes; and other risks and uncertainties described in the other filings that BlackLine makes with the Securities and Exchange Commission (SEC) from time to time, including the risks described under the heading “Risk Factors” in BlackLine’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 21, 2025. Additional information is also set forth in BlackLine’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, filed with the SEC on November 7, 2025. Forward-looking statements should not be read as a guarantee of future performance or results, and you should not place undue reliance on such statements. Except as required by law, BlackLine does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Investor Relations Contact:

Matt Humphries, CFA

matt.humphries@blackline.com

EXHIBIT C

Aggregate number of shares beneficially owned by the Engaged Capital Group as of the date of this Agreement: 1,277,619

Securities Holdings by Members of the Engaged Capital Group

Name	Class	Series	Number

Engaged Capital Flagship Master Fund, LP (“Flagship Master”)	Common Stock, par value $0.01 per share	—	1,277,619 shares of Company’s common stock owned directly, 100 shares of which are held in record name

Engaged Capital	Common Stock, par value $0.01 per share	—	1,277,619 shares of Company’s common stock owned directly by Flagship Master, 100 shares of which are held in record name

Engaged Capital Holdings, LLC	Common Stock, par value $0.01 per share	—	1,277,619 shares of Company’s common stock owned directly by Flagship Master, 100 shares of which are held in record name

Glenn W. Welling	Common Stock, par value $0.01 per share	—	1,277,619 shares of Company’s common stock owned directly by Flagship Master, 100 shares of which are held in record name